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             FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     OMB APPROVAL
/_/ Check  this box if no                               Washington, D.C. 20549                               ---------------------
    longer   subject   to                                                                                    OMB Number: 3235-0287
    Section 16. Form 4 or                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    Expires:   September
    Firm  5   obligations                    Filed   pursuant  to  Section  16(a)  of  the                   30,  1998  Estimated
    may   continue.   See                    Securities and Exchange Act of 1934,  Section                   average burden hours
    Instruction 1(b).                        17(a) of the Public Utility  Holding  Company                   per response.....0.5
                                             Act  of  1935  or   Section   30(f)   of  the                   ---------------------
                                             Investment Company Act of 1940

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1.  Name and Address of Reporting    2. Issuer  Name and  Ticker  or  Trading       6. Relationship of Reporting Person(s) to Issuer
    Person*                             Symbol THINK New Ideas, Inc. (THNK)                     (Check all applicable)
                                                                                     _X__ Director            ___ 10% Owner
                                                                                     _X_ Officer (give        ___ Other (specify
    (Last)    (First)   (Middle)     3. IRS or Social        4. Statement                         title below)             below)
     Curry,   Adam                      Security Number of      for Month/Year                 Chief Technology Officer
                                        Reporting Person        June 1998                      ------------------------
                                         (Voluntary)
             (Street)                                        5. If Amendment,       7. Individual or Joint/Group Filing
   45 W.36th Street, 12th Floor                                 Date of Original         (Check Applicable Line)
                                                                (Month/Year)         _X_ Form filed by One Reporting Person
                                                                                     ___ Form filed by More than One Reporting
                                                                                         Person
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 (City)       (State)    (Zip)                     Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
 New York      NY        10018
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  1.   Title of Security             2. Trans-   3. Trans-       4. Securities Ac-   5. Amount of      6. Owner-    7. Nature of
       (Instr. 3)                       action      action          quired (A)          Securities        ship         Indirect
                                        Date        Code            or Disposed         Beneficially      Form         Beneficial
                                                    (Instr. 8)      of (D)              Owned at End      Direct       Ownership
                                        (Month/                     (Instr. 3,          of Month          (D) or       (Instr. 4)
                                         Day/                        4 and 5            (Instr. 3         Indirect
                                         Year     ----------------------------------    and 4)            (I)
                                                                      (A) or                              Instr. 4)
                                                    Code  V   Amount  (D)     Price
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  common stock, par value $.0001        6/2/98       G    V   28,150    D      --         150,075             D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)


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FORM 4 (continued)            Table II -- Derivative  Securities Acquired,  Disposed of, or Beneficially  Owned
                                          (e.g.,   puts,  calls,   warrants,   options,   convertible securities)


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1. Title    2. Conver-  3. Trans- 4. Trans- 5. Number of   6. Date Exer- 7. Title and  8. Price  9. Number  10. Owner-  11. Nature
   of Deri-    sion or     action    action    Derivative     cisable       Amount of     of        of deri-    ship        of In-
   vative      Exer-       Date      Code      Securities     and Expi-     Underlying    Derivi-   vative      Form of     direct
   Secur-      cise                  (Instr.   Acquired (A)   ration        Securities    ative     Secur-      Deriva-     Benefi-
   ity         Price      (Month/     8)       or Disposed    Date Deri-    (Instr. 3     Secur-    ities       tive        cial
   (Instr.     of Deri-    Day/                of (D)         vative        and 4)        ity       Benefi-     secur-      Owner-
   3)          vative      Year)               (Instr. 3,     (Month/Day/                (Instr.    cially      ity:        ship
               Security                        4 and 5)       Year)                        5)       Owned       Direct      (Instr.
                                                            ------------------------------          at End      (D) or       4)
                                                            Date     Ex-           Amount           of Month    Indirect
                                   -----------------------  Exer-    pira-  Title  or Num-          (Instr.     (I)
                                   Code   V    (A)    (D)   cisable  tion          ber of            4)         (Instr.
                                                                     Date          Shares                        4)

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Explanation of Responses:




                                                                                       /s/ Adam Curry                       7/9/98
** Intentional misstatements or omissions of facts constitute Federal Criminal         --------------------------------       ----
   Violations.     See  18 U.s.C. 1001 and 15 U.S.C. 78ff(a)                           ** Signature or Reporting Person       Date

Note:   File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-96)

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